Exhibit 5.1


                          SIDLEY AUSTIN BROWN & WOOD LLP

       CHICAGO                   787 SEVENTH AVE.                BEIJING
        ----                 NEW YORK, NEW YORK 10019             ----
       DALLAS                 TELEPHONE 212 839 5300             GENEVA
        ----                  FACSIMILE 212 839 5599              ----
     LOS ANGELES                  www.sidley.com                HONG KONG
        ----                                                      ----
    SAN FRANCISCO                                                LONDON
        ----                                                      ----
   WASHINGTON, D.C.                FOUNDED 1866                 SHANGHAI
                                                                  ----
                                                               SINGAPORE
                                                                  ----
                                                                  TOKYO







                                           March 21, 2003
Lehman ABS Corporation
745 Seventh Avenue
New York, New York 10019

            Re: Lehman ABS Corporation
                Corporate Backed Trust Certificates,
                Boeing Note-Backed Series 2003-7 Trust
                --------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Lehman ABS Corporation ("LABS") in connection with (i) the transfer of $41,270,000 aggregate principal amount of 6 1/8% Notes due 2033 (the "Underlying Securities") of The Boeing Company (the "Underlying Securities Issuer"), by LABS to the Corporate Backed Trust Certificates,
Boeing Note-Backed Series 2003-7 Trust (the "Trust") established by LABS and
(ii) the issuance by the Trust on March 21, 2003 (the "Closing Date") of Corporate Backed Trust Certificates, Boeing Note-Backed Series 2003-7 consisting of Class A-1 Certificates (the "Class A-1 Certificates") and Class A-2 Certificates (the "Class A-2 Certificates" and, together with the Class
A-1 Certificates, the "Certificates") pursuant to a Standard Terms for Trust Agreements, dated as of January 16, 2001 (the "Standard Terms"), between LABS and U.S. Bank Trust National Association, as trustee (the "Trustee"), as supplemented by a Series Supplement, dated as of March 21, 2003 (the "Series Supplement" and, together with the Standard Terms, the "Trust Agreement"), between LABS and the Trustee. Capitalized terms defined in the Trust Agreement and used but not otherwise defined herein are used herein as so defined.

     The Class A-1 Certificates are being offered for sale pursuant to a Prospectus, dated November 8, 2002 (the "Base Prospectus"), as supplemented by a Prospectus Supplement, dated March 12, 2003 (the "Prospectus Supplement"), and a Supplement to the Prospectus Supplement, dated March 20, 2003 (the "Supplement" and, together with the Prospectus Supplement and the Base Prospectus, the "Prospectus").

     In connection with this opinion, we have examined and are familiar with originals or copies certified or otherwise identified to our satisfaction of:
(i) the registration statement on Form S-3 (No. 333-100485) filed with the Securities and Exchange Commission (the "Commission") for the registration under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations of the Commission thereunder, of certain types of securities issuable in series (the "Registration Statement"); (ii) the Base Prospectus, in the form in which it was last filed with the Commission, as supplemented by the Prospectus Supplement relating to the Certificates and to be filed by LABS with the Commission pursuant to Rule 424 under the Act; (iii) the Trust Agreement; (iv) the Securities Account Control Agreement dated as of March 21, 2003 between LABS and U.S. Bank Trust National Association as trustee and securities intermediary; (v) the forms of the Certificates and the Call Warrants; (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of LABS, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth; (vii) a Warrant Agent Agreement dated as of March 21, 2003 (the "Warrant Agent Agreement") between LABS and U.S. Bank Trust National Association, as warrant agent; and (viii) an Underwriting Agreement dated March 12, 2003 (the "Underwriting Agreement") between LABS and Lehman. We have also relied upon the opinions of Dorsey & Whitney LLP, counsel to the Trustee, and Vincent Basulto, Vice President of the Depositor, dated as of the date hereof.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of LABS and upon the representations and warranties of LABS contained in the Trust Agreement. The opinion set forth below is also based on the assumption that the Certificates have been duly executed by the Trustee and authenticated by the Trustee in accordance with the Trust Agreement and sold and delivered by LABs against payment therefor.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Certificates, when duly executed and authenticated and issued in accordance with the terms of the Trust Agreement and delivered and paid for, will be validly issued and outstanding, full paid and nonassessable and entitled to the benefits provided by the Trust Agreement.

     The opinion herein is limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to the reference to our firm's name under the caption "Legal Opinions" in the Prospectus which is a part of the Registration Statement.

                                    Very truly yours,

                                    /s/ Sidley Austin Brown & Wood LLP